News Release
Copano Energy, L.L.C.

Contacts:	Carl A. Luna, Senior Vice President and CFO
Copano Energy, L.L.C.
713-621-9547

Jack Lascar / jlascar@drg-e.com
Anne Pearson/ apearson@drg-e.com
DRG&E / 713-529-6600

COPANO ENERGY MAINTAINS QUARTERLY CASH DISTRIBUTION

HOUSTON – July 14, 2010 — Copano Energy, L.L.C. (NASDAQ: CPNO) announced today a cash distribution for the second quarter of 2010 of $0.575 per unit, or $2.30 per unit on an annualized basis, for all of its outstanding common units.  This distribution is equal to Copano’s distribution for the first quarter of 2010 and will be payable on August 12, 2010, to holders of record of common units at the close of business on August 2, 2010.

“Copano will maintain its $0.575 quarterly distribution to unitholders," said Bruce Northcutt, President and Chief Executive Officer of Copano Energy.  “We estimate that our second quarter distribution coverage will be higher than first quarter coverage due to the successful start up of the fractionation facility at our Houston Central plant as well as continued volume growth behind our Saint Jo plant in north Texas.   We also are optimistic about our growth opportunities in the Eagle Ford Shale in south Texas and the Barnett Shale Combo play in north Texas and the resulting positive financial impact for Copano.”

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d).  Please note that 100% of Copano’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.  Accordingly, all of Copano’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable.  Nominees, and not Copano, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Houston-based Copano Energy, L.L.C. (NASDAQ: CPNO) is a midstream natural gas company with operations in Oklahoma, Texas, Wyoming and Louisiana. Its assets include approximately 6,400 miles of active natural gas gathering and transmission pipelines, 250 miles of NGL pipelines and eight natural gas processing plants, with over one Bcf per day of combined processing capacity. For more information, please visit www.copanoenergy.com.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. These statements include, but are not limited to statements with respect to future distributions. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause the company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the company, key customers reducing the volume of natural gas and natural gas liquids they purchase from us, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in the company’s Securities and Exchange Commission filings.